WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the “First Amendment”), dated October 22, 2019 (the “Effective Date”), is entered into by and between WESTFIELD BANK, a federally chartered savings bank (the “Bank”) and William J. Wagner (the “Executive”).

WHEREAS, the Bank and Executive are parties to an Employment Agreement dated as of April 4, 2016 (the “Agreement”) which will otherwise expire on October 21, 2019; and

WHEREAS, the Bank and Executive desire to amend and extend the Agreement by way of this First Amendment; and

WHEREAS, except as modified by the First Amendment, it is the parties’ intention that the Agreement shall otherwise remain in full force and effect according to its terms.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Agreement, the parties, intending to be legally bound, agree to modify the Agreement in the following respects:

1.

Section 2(a) of the Agreement is deleted in its entirety and replaced with the following:

(a)

The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 (“Employment Period”). The Employment Period shall be for a term of two (2) years beginning on the October 21, 2019 and ending on October 21, 2021. Any reference in this Agreement to the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on October 21, 2021.

2.

Section 3 of the Agreement is deleted in its entirety and replaced with the following:

The Executive shall serve as an Employee Adviser to the Executive Committee, having such power, authority and responsibility and performing such duties as are prescribed by the Bank and as are customarily associated with such position. Subject to Section 7 of this Agreement, the Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Bank and shall use his best efforts to advance the interests of the Bank.

3.

Section 4 of the Agreement is deleted in its entirety and replaced with the following:

In consideration for the services to be rendered by the Executive hereunder, the Bank shall pay to him a salary at an annual rate of $237,500, payable in approximately equal installments in accordance with the Bank’s customary payroll practices. In addition to salary, the Executive may receive other cash compensation from the Bank for services hereunder at such times, in such amounts and on such terms and conditions as the Bank’s management may determine from time to time.

4.

Section 5 of the Agreement is deleted in its entirety and replaced with the following:

During the Employment Period, the Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Bank in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Bank’s customary practices; provided, however, that Executive shall no longer be entitled to any payments related to country club or golf club memberships. On October 21, 2019, the Bank shall transfer ownership of Executive’s current Bank-owned automobile to the Executive and shall provide a car allowance of One Hundred Sixty-Eight and 00/100 Dollars ($168.00) per month in lieu of mileage reimbursement.

5.

Subsection 9(a)(i)(B) of the Agreement is deleted in its entirety.

6.

Section 13 of the Agreement is deleted in its entirety and replaced with the following:

The Executive hereby covenants and agrees that, in the event of his termination of employment with the Bank, for the period from (i) the date of his termination of employment with the Bank to (ii) October 21, 2021, he shall not, without the written consent of the Bank, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, credit union, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within Hampden county or any other county in which the Company or the Bank maintains an office; provided, however, that this section 13 and section 15 shall not apply if the Executive is entitled to benefits under section 12.

7.

Section 18 of the Agreement is deleted in its entirety and replaced with the following:

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one (1) such party may by written notice specify to the other party:

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If to the Executive:

Mr. William J. Wagner

To the most recent address on file with the Bank

If to the Bank:

Westfield Bank

141 Elm Street

Westfield, Massachusetts 01085

Attention: Chairman of the Board of Directors

with a copy to:

Wiggin and Dana LLP

800 17th Street, NW, Suite 520

Washington, D.C. 20006

Attention: Christian H. Chandler

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this First Amendment as of the date first written above.

ATTEST:	EXECUTIVE

/s/ Gerald Ciejka	/s/ William J. Wagner
William J. Wagner

WESTFIELD BANK

/s/ James C. Hagan
James C. Hagan
President and Chief Executive Officer

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